EXHIBIT 4.1

EXCELLENCE HEALTH GROUP INC.

STOCK OPTION PLAN

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions

As used herein, unless there is something in the subject matter or context inconsistent therewith, the following terms will have the meanings set forth below:

(a)

“Administrator” means, initially, the Chief Financial Officer of the Company and thereafter will mean such director or other senior officer or employee of the Company as may be designated as Administrator by the Board from time to time.

(b)	“Affiliate” means a entity that is a parent or subsidiary of the Company, or that is controlled by the Company.

(c)	“Award Date” means thedate onwhichthe Board awards aparticular Option.

(d)	“Board” means the board of directors of the Company, or any committee thereof to which the board of directors of the Company has delegated the power to administer and grant Options under the Plan.

(e)	“Cause” means:

(i)	Cause as such term is defined in the written employment agreement between the Company and the Optionee; or

(ii)

in the event there is no written employment agreement between the Company and the Optionee or Cause is not defined therein, the usual meaning of just cause under the common law or the laws of the jurisdiction in which the Optionee is employed.

(f)	“Change of Control” means the occurrence of any of the following events:

(i)

the direct or indirect acquisition or conversion of more than 50% of the issued and outstanding shares of the Company by a Person or group of Persons acting in concert, other than through an employee share purchase plan or employee share ownership plan and other than by Persons who are or who are controlled by, the existing shareholders of the Company;

(ii)

a merger, amalgamation or arrangement of the Company or of the voting shares of the Company where the voting shares of the resulting merged, amalgamated or arranged company, as applicable, are owned or controlled by shareholders of whom more than 50% are not the same as the shareholders of the Company immediately prior to the merger, amalgamation or arrangement; or

(iii)

a sale by the Company of greater than 50% of the fair market value of the assets of the Company, through one or a series of transactions, to an entity that is not controlled by either the shareholders of the Company or by the Company.

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(g)	“Code” has the meaning given to that term under Section 3.12.

(h)	“Common Share” or “Common Shares” means, as the case may be, one or more common shares in the capital of the Company.

(i)	“Company” means Excellence Health Group Inc., a company incorporated under the laws of the Province of British Columbia.

(j)	“Consultant” means an individual or Consultant Company, other than an Employee, a Director or an Officer of the Company, that:

(i)	is engaged to provide on a bona fide basis, consulting, technical, management or other services to the Company or an Affiliate, other than services provided in relation to a distribution;

(ii)	provides the services under a written contract between the Company or an Affiliate of the Company and the individual or the Consultant Company;

(iii)	in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention to the affairs and business of the Company or an Affiliate; and

(iv)	has a relationship with the Company or an Affiliate that enables the individual to be knowledgeable about the business and affairs of the Company.

(k)	“Consultant Company” means for an individual Consultant, a company or partnership of which the individual is an employee, shareholder or partner.

(l)	“CSE” means the Canadian Securities Exchange.

(m)	“Director” means any individual holding the office of director of the Company.

(n)

“Disability” means a medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than 12 months which causes an individual to be unable to engage in any substantial gainful activity.

(o)

“Disinterested Shareholder Approval” means approval by a majority of the votes cast by the Company’s shareholders at a duly constituted shareholders meeting, excluding votes attached to the Common Shares beneficially owned by Insiders to whom Options may be granted under the Plan and their associates and affiliates;

(p)	“Employee” means

(i)	an individual who is considered an employee of the Company or its subsidiary under the Income Tax Act (Canada);

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(ii)

an individual who works full-time for the Company or its subsidiary providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source;

(iii)

an individual who works for the Company or its subsidiary on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source; or

(iv)	a Management Company Employee.

(q)	“Equity Securities” means:

(i)

shares or any other security of the Company that carries the residual right to participate in the earnings of the Company and, on liquidation, dissolution or winding-up, in the assets of the Company, whether or not the security carries voting rights;

(ii)	any warrants, options or rights entitling the holders thereof to purchase or acquire any such securities; or

(iii)	any securities issued by the Company which are convertible or exchangeable into such securities.

(r)	“Exchange” means the CSE or any other stock exchange on which the Common Shares are listed for trading.

(s)	“Exchange Policies” means the policies bylaws, rules and regulations of the Exchange governing the granting of options by the Company, as amended from time to time.

(t)	“Exercise Notice” means the notice respecting the exercise of an Option, in the form set out as Schedule B hereto, duly executed by the Optionee.

(u)	“Exercise Period” means the period during which a particular Option may be exercised and is the period from and including the Award Date through to and including the Expiry Date.

(v)	“Exercise Price” means the price at which an Option may be exercised as determined in accordance with Section 3.6.

(w)	“Expiry Date” means the expiry date of an Option as specified in the Option Certificate.

(x)	“Guardian” means the guardian, if any, appointed for an Optionee.

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(y)	“Insider” means:

(i)	a director or senior officer of a company,

(ii)	a director or senior officer of a company that is an Insider or subsidiary of the Company,

(iii)	a Person that beneficially owns or controls, directly or indirectly, voting shares carrying more than 10% of the voting rights attached to all outstanding voting shares of the Company, or

(iv)	the Company itself if it holds any of its own securities.

(z)

“Investor Relations Activities” means any activities or oral or written communications, by or on behalf of the Company or shareholder of the Company, that promote or reasonably could be expected to promote the purchase or sale of securities of the Company, but does not include:

(i)	the dissemination of information provided, or records prepared, in the ordinary course of business of the Company:

A.	to promote the sale of products or services of the Company; or

B.	to raise public awareness of the Company;

that cannot reasonably be considered to promote the purchase or sale of securities of the Company;

(ii)	activities or communications necessary to comply with the requirements of:

A.	applicable securities laws; and

B.	Exchange requirements or the by-laws, rules or other regulatory instruments of any other self-regulatory body or Exchange having jurisdiction over the Company;

(iii)

communications by a publisher of, or writer for, a newspaper, magazine or business or financial publication, that is of general and regular paid circulation, distributed only to subscribers to it for value or to purchasers of it, if:

A.	the communication is only through the newspaper, magazine or publication; and

B.	the publisher or writer receives no commission or other consideration other than for acting in the capacity of publisher or writer; or

(iv)	activities or communications that may be otherwise specified by an Exchange.

(aa)	“ISO” has the meaning given to that term under Section 3.12.

(bb)

“Management Company Employee” means an individual employed by a Person providing management services to the Company, which are required for the ongoing successful operation of the business enterprise of the Company, but excluding a Person engaged in Investor Relations Activities.

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(cc)

“Market Price” means an amount which is not less than the closing market price for the Company’s Common Shares on the Exchange, as the case may be, on the applicable date, or if there is no closing trading price at such time of grant of the Options, then on the trading day prior to the date of grant of the Options. If the Company is not listed on an Exchange, then the Market Price shall be that which management of the Company deems reasonable.

(dd)	“Offer” has the meaning given to such term in Section 3.10(f).

(ee)	“Officer” means any individual who is serving as a duly appointed officer of the Company.

(ff)

“Option” means an option to acquire Common Shares, awarded to a Director, Officer, Employee or Consultant, including all options granted under the Plan or any prior version of the Plan or pursuant to individual option agreements.

(gg)	“Option Certificate” means the certificate, in the form set out as Schedule A hereto, evidencing an Option.

(hh)	“Optionee” means a Person to whom an Option has been granted hereunder.

(ii)

“Person” means any individual, partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, trust, trustee, executor, administrator, or other legal personal representatives, regulatory body or agency, government or governmental agency, authority or entity howsoever designated or constituted.

(jj)	“Personal Representative” means:

(i)	in the case of a deceased Optionee, the executor or administrator of the deceased duly appointed by law or by a court or public authority having jurisdiction to do so; and

(ii)	in the case of an Optionee who for any reason is unable to manage his or her affairs, the person entitled by law to act on behalf of such Optionee.

(kk)	“Plan” means this stock option plan.

(ll)	“Qualified Successor” means a Person who is entitled to ownership of an Option upon the death of an Optionee, pursuant to a will or the applicable laws of descent and distribution upon death.

(mm)

“Regulatory Authorities” means all stock exchanges, inter-dealer quotation networks and other organized trading facilities on which the Common Shares are listed and all securities commissions or similar securities regulatory bodies having jurisdiction over the Company.

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(nn)	“Termination Date” means:

(i)

in the case of the resignation of the Optionee’s employment or the termination of the Optionee’s consulting or service contract by the Optionee, the date that the Optionee provides notice of such resignation or termination to the Company; or

(ii)

in the case of the termination of the Optionee’s employment or consulting or service contract by the Company for any reason other than death or disability, the date that the Company delivers written notice of termination of the Optionee’s employment or consulting or service contract to the Optionee; or

(iii)	in the case of the expiry of a fixed-term employment or consulting or service contract that is not renewed or extended, the last day of the term.

(oo)

“Transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of a security interest or other arrangement by which possession, legal title or beneficial ownership passes from one Person to another, or to the same Person in a different capacity, whether or not voluntarily and whether or not for value, and any agreement to effect any of the foregoing, including any sale or exchange pursuant to a plan of arrangement, merger, consolidation, acquisition or similar transaction; and the words “Transferred”, “Transferring” and similar words have corresponding meanings.

(pp)	“U.S. Participant” has the meaning given to that term under Section 3.12.

1.2 Choice of Law

The Plan is established under, and the provisions of the Plan will be subject to and interpreted and construed in accordance with, the laws of the Province of British Columbia.

1.3 Headings

The headings used herein are for convenience only and are not to affect the interpretation of the Plan.

ARTICLE 2

PURPOSE AND PARTICIPATION

2.1 Purpose

The purpose of the Plan is to provide the Company with a share-related mechanism to attract, retain and motivate qualified Directors, Officers, Employees and Consultants, to reward such of those Directors, Officers, Employees and Consultants as may be awarded Options under the Plan by the Board from time to time for their contributions toward creating shareholder value through achievement of the short and long term goals of the Company.

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2.2 Eligibility

The Board will, from time to time and in its sole discretion, determine those Directors, Officers, Employees and Consultants, if any, to whom Options are to be awarded. Further:

(a)	Options may be granted to any Employee, Officer, Director or Consultant of the Company or any Affiliate.

(b)	Notwithstanding Section 4.1 hereof, grants of Options to Insiders shall be subject to the policies of the CSE so long as the Common Shares are listed on the CSE.

(c)

No Option shall be granted to any Optionee unless the Board has determined that the grant of such Option and the exercise thereof by the Optionee will not violate the securities laws of the jurisdiction in which the Optionee resides.

(d)

The number of grants which may be issuable under the Plan and all of the Company’s other security based compensation arrangements in existence from time to time on and after the effective date of the Plan, within any one-year period to Persons employed to conduct Investor Relations Activities, shall be no more than an aggregate of 2% of the number of issued and outstanding Common Shares in the capital of the Company at any one time.

2.3 Notification of Award

Following the approval by the Board of the awarding of an Option, the Administrator will notify the Optionee in writing of the award and will enclose with such notice the Option Certificate representing the Option so awarded.

2.4 Copy of Plan

Each Optionee, concurrently with the notice of the award of the Option, will be provided with a copy of the Plan. A copy of any amendment to the Plan will be promptly provided by the Administrator to each Optionee.

2.5 Limitation

The Plan does not give any Optionee that is a Director or Officer the right to serve or continue to serve as a Director or Officer of the Company nor does it give any Optionee that is an Employee the right to be or to continue to be employed with the Company, nor does it give any Optionee that is a Consultant the right to have a consulting relationship with the Company or provide services to the Company.

ARTICLE 3

TERMS AND CONDITIONS OF OPTIONS

3.1 Board to Issue Common Shares

The Common Shares to be issued to Optionees upon the exercise of Options will be authorized and unissued Common Shares the issuance of which will have been authorized by the Board. Upon the exercise of Options in accordance with the terms hereof, the Company will issue Common Shares to the applicable Optionees.

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3.2 Number of Common Shares

Subject to adjustment as provided for in Section 3.10 hereof, the maximum number of Common Shares that will be available for Directors, Officers, Employees and Consultants to acquire pursuant to Options granted under the Plan, in combination with the aggregate number of Common Shares which may be issuable under any and all of the Company’s equity incentive plans in existence from time to time on and after the effective date of the Plan, will be 7,322,050 Common Shares. If any Option expires, cancels or otherwise terminates for any reason without having been exercised in full, the number of Common Shares in respect of which the Option was not exercised will again be available for the purposes of the Plan.

3.3 Option Details

With respect to each Option to be granted to an Optionee, the Board shall specify the following terms in the Option between the Company and the Optionee:

(a)	the Award Date;

(b)	subject to Section 3.9, the term of the Option, provided that the Exercise Period shall in no event be greater than ten (10) years following the Award Date~~.~~

(c)	the Exercise Price, provided that the Exercise Price shall not be less than the Market Price;

(d)

any vesting schedule contained in the Option Certificate upon which the exercise of the Option is contingent; provided that, subject to compliance with the rules and policies of all applicable Regulatory Authorities, the Board shall have complete discretion with respect to the terms of any such vesting schedule, including, without limitation, discretion to:

(i)	permit partial vesting in stated percentage amounts based on the term of such Option; and

(ii)	permit full vesting after a stated period of time has passed from the Award Date; and

(e)	such other terms and conditions as the Board deems advisable and are consistent with the purposes of this Plan.

3.4 Term of Option

An Optionee may exercise an Option in whole or in part at any time or from time to time during the Exercise Period. Any Option or part thereof not exercised within the Exercise Period will terminate and become null, void and of no effect as of 5:00 p.m. local time in Vancouver, British Columbia on the Expiry Date.

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3.5 Termination of Options

To the extent not earlier exercised or terminated in accordance with Section 3.9 hereof, an Option shall terminate at the earliest of the following dates:

(a)	the termination date specified for such Option in the Option Certificate;

(b)	where the Optionee's position as an Employee, Consultant, Director or Officer of the Company or any Affiliate is terminated for just cause, the date of such termination for just cause;

(c)

unless determined otherwise by the Board, where the Optionee's position as an Employee, Consultant, Officer or Director of the Company or any Affiliate terminates for a reason other than the Optionee's Disability, death, or termination for just cause, (i) on the Termination Date with respect to Options that have not vested as at such Termination Date, and (ii) 90 days after the Termination Date with respect to Options that have vested as at such Termination Date, provided that if an Optionee’s position with the Company changes from one of the said categories to another category, such change shall not constitute termination for the purpose of this subsection 3.5(c); and

(d)	the date of any sale, Transfer, assignment or hypothecation, or any attempted sale, Transfer, assignment or hypothecation, of such Option in violation of Section 3.9 hereof.

3.6 Exercise Price

The price at which an Optionee may purchase a Common Share upon the exercise of an Option will be as set forth in the Option Certificate issued in respect of such Option and in any event will not be less than the Market Price. An Option shall not establish a minimum Exercise Price until such Option has been allocated to a Particular Person.

3.7 Reduction in Exercise Price

Disinterested Shareholder Approval will be obtained for any reduction in the Exercise Price of Options granted to Insiders, if the Optionee is an Insider of the Company at the time of such proposed reduction in Exercise Price.

3.8 Additional Terms

Notwithstanding the foregoing sections of this Article 3, and subject to all applicable securities laws and regulations and the rules and policies of all applicable Regulatory Authorities, the Board may attach other terms and conditions to the grant of a particular Option, such terms and conditions to be referred to in a schedule attached to the Option Certificate. These terms and conditions may include, but are not necessarily limited to, the following:

(a)	providing that an Option expires on a date other than as provided for herein, provided that in no case will an Option be exercisable later than the tenth anniversary of the Award Date of the Option.

(b)

providing that a portion or portions of an Option vest after certain periods of time or upon the occurrence of certain events, or expire after certain periods of time or upon the occurrence of certain events other than as provided for herein; and

(c)

providing that an Option be exercisable immediately, in full, notwithstanding that it has vesting provisions, upon the occurrence of certain events, such as a friendly or hostile takeover bid for the Company.

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3.9 Assignment of Options

Subject to this Section 3.9, Options are non-assignable and non-transferable.

(a)

Death of Optionee – If the employment of an Optionee as an Employee or Consultant of the Company or any Affiliate, or the position of an Optionee as a Director or Officer of the Company or any Affiliate, terminates as a result of his or her death, any Options held by such Optionee shall pass to the Qualified Successor of the Optionee, and shall be exercisable by the Qualified Successor for a period of 1 year following such death, provided that in no case shall the Exercise Period of the Option extend beyond ten years from the Award Date.

(b)

Disability of Optionee - If the employment of an Optionee as an Employee or Consultant of the Company or any Affiliate, or the position of an Optionee as a Director or Officer of the Company or any Affiliate, is terminated by the Company or any Affiliate by reason of such Optionee's Disability, any Option held by such Optionee that could have been exercised immediately prior to such termination of service shall be exercisable by such Optionee, or by his Guardian, for a period of 1 year following the termination of service of such Optionee.

(c)

Disability and Death of Optionee - If an Optionee who has ceased to be employed by the Company or any Affiliate by reason of such Optionee's Disability dies within 30 days after the termination of such employment, any Option held by such Optionee that could have been exercised immediately prior to his or her death shall pass to the Qualified Successor of such Optionee, and shall be exercisable by the Qualified Successor for a period of 1 year following the death of such Optionee, provided that in no case shall the Exercise Period of the Option extend beyond five years from the Award Date.

(d)

Vesting - Options held by a Qualified Successor or exercisable by a Guardian shall, during the period prior to their termination, continue to vest in accordance with any vesting schedule to which such Options are subject.

(e)

Deemed Non-Interruption of Employment - Employment shall be deemed to continue intact during any military or sick leave or other bona fide leave of absence if the period of such leave does not exceed 90 days or, if longer, for so long as the Optionee's right to reemployment with the Company or any Affiliate is guaranteed either by statute or by contract. If the period of such leave exceeds 90 days and the Optionee's reemployment is not so guaranteed, then his or her employment shall be deemed to have terminated on the ninety- first day of such leave.

(f)

Retirement - In the event of the termination of employment of an Optionee who is an Employee at any time during the term of an Option by reason of the deemed retirement of such Employee, as may be determined by the Board, in its sole discretion, then the rights to purchase Common Shares under the Option which have accrued to the Optionee and remain unexercised at, or which accrue subsequent to, the date of his retirement shall remain exercisable by the Optionee (or by the Optionee's legal personal representative or representatives if the Optionee dies before the last date of exercise of the Option) for a period of 1 year following the retirement of such Optionee in accordance with the terms of the Option.

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3.10 Adjustment of Options

(a)

Alteration in Capital Structure – If there is any change in the Common Shares through or by means of a declaration of stock dividends of the Common Shares or consolidations, subdivisions or reclassifications of the Common Shares, or otherwise, the number of Common Shares available under the Plan, the Common Shares subject to any Option and the Exercise Price therefor shall be adjusted proportionately by the Board and, if required, approved by the Regulatory Authorities having authority over the Company or the Plan, and such adjustment shall be effective and binding for all purposes of the Plan.

(b)

Effect of Amalgamation, Merger or Arrangement – If the Company amalgamates, merges or enters into a plan of arrangement with or into another corporation, any Common Shares receivable on the exercise of an Option shall be converted into the securities, property or cash which the Optionee would have received upon such amalgamation, merger or arrangement if the Optionee had exercised his Option immediately prior to the record date applicable to such amalgamation, merger or arrangement, and the Exercise Price shall be adjusted proportionately by the Board and such adjustment shall be binding for all purposes of the Plan.

(c)

Acceleration on Change of Control – Upon a Change of Control, all Options shall become immediately exercisable, notwithstanding any contingent vesting provisions to which such Options may have otherwise been subject. Any proposed acceleration of vesting provisions are subject to the necessary approvals of the applicable Regulatory Authorities.

(d)

Acceleration of Date of Expiry or Vesting – The Board shall have the right to accelerate the date of expiry of any portion of any Option or the vesting of any portion of any Option which remains unvested, subject to the necessary approvals of the applicable Regulatory Authorities.

(e)

Determinations to be made by Board – Adjustments and determinations under this subsection (e) shall be made by the Board, whose decisions as to the adjustments or determination which shall be made, and the extent thereof, shall be final, binding, and conclusive.

(f)

Effect of a Take-over - If a bona fide offer (the “Offer”) for Common Shares is made to an Optionee or to shareholders generally or to a class of shareholders which includes the Optionee, which Offer constitutes a take-over bid within the meaning of Section 92 of the British Columbia Securities Act, as amended from time to time, the Company shall, immediately upon receipt of notice of the Offer, notify each Optionee of full particulars of the Offer, whereupon any Option held by an Optionee may be exercised in whole or in part by the Optionee so as to permit the Optionee to tender the Common Shares received upon such exercise (the “Optioned Shares”) to the Offer. If:

(i)	the Offer is not completed within the time specified therein; or

(ii)	all of the Optioned Shares tendered by the Optionee pursuant to the Offer are not taken up and paid for by the offeror pursuant thereto;

the Optioned Shares or, in the case of clause (b) above, the Optioned Shares that are not taken up and paid for, may be returned by the Optionee to the Company and reinstated as authorized but unissued Common Shares and with respect to such returned Optioned Shares, the Option shall be reinstated as if it had not been exercised. If any Optioned Shares are returned to the Company under this Section, the Company shall refund the Exercise Price to the Optionee for such Optioned Shares.

(g)

No fractional Common Shares will be issued upon the exercise of an Option. Accordingly, if, as a result of a consolidation, subdivision, conversion, exchange or reclassification of Common Shares, an Optionee would become entitled to a fractional Common Share, such Optionee will have the right to purchase only the next lowest whole number of Common Shares and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

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3.11 Option Grant and Vesting Terms

Unless otherwise determined by the Board in accordance with the terms and conditions of this Plan, Options will be granted by the Board. The Board may determine and impose terms upon which each Option shall become vested.

3.12 U.S. Participants

Any Option granted under the Plan to an Optionee who is a citizen or resident of the United States (including its territories, possessions and all areas subject to the jurisdiction) (a “U.S. Participant”) may, at the sole discretion of the Company, be an incentive stock option (an “ISO”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, of the United States (the “Code”), but only if so designated by the Company in the Option Certificate evidencing such Option. No provision of this Plan, as it may be applied to a U.S. Participant with respect to Options which are designated as ISOs, shall be construed so as to be inconsistent with any provision of Section 422 of the Code or the Treasury Regulations thereunder. Grants of Options to U.S. Participants which are not designated as or otherwise do not qualify as ISOs will be treated as nonstatutory stock options for U.S. federal tax purposes. Notwithstanding anything in this Plan contained to the contrary, the following provisions shall apply to ISOs granted to each U.S. Participant:

(a)	ISOs shall only be granted to individual U.S. Participants who are, at the time of grant, employees of the Company within the meaning of the Code;

(b)

the aggregate fair market value (determined as of the time an ISO is granted) of the Common Shares subject to ISOs exercisable for the first time by a U.S. Participant during any calendar year under this Plan and all other stock option plans, within the meaning of Section 422 of the Code, of the Company shall not exceed One Hundred Thousand Dollars in U.S. funds (U.S.$100,000);

(c)

the Exercise Price for Common Shares under each ISO granted to a U.S. Participant pursuant to this Plan shall be not less than fair market value of such Common Shares at the time the Option is granted, as determined in good faith by the Board at such time (unless such ISO is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code);

(d)

if any U.S. Participant to whom an ISO is to be granted under the Plan at the time of the grant of such ISO is the owner of shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company, then the following special provisions shall be applicable to the ISO granted to such individual:

(i)	the Exercise Price (per share) subject to such ISO shall not be less than one hundred ten percent (110%) of the fair market value of one Common Share at the time of grant; and

(ii)	for the purposes of this Section 3.12 only, the Exercise Period shall not exceed five (5) years from the date of grant;

(e)

no ISO may be granted hereunder to a U.S. Participant following the expiration of ten (10) years after the date on which this Plan is adopted by the Company or the date on which the Plan is approved by the shareholders of the Company, whichever is earlier; and

(f)	no ISO granted to a U.S. Participant under the Plan shall become exercisable unless and until the Plan shall have been approved by the shareholders of the Company.

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ARTICLE 4

EXERCISE OF OPTION

4.1 Exercise of Option

Except as provided pursuant to Sections 3.5, 3.9, and 3.10 hereof, no Option may be exercised unless the Optionee is, at the time of such exercise, a bona fide Employee, Officer, Director or Consultant of the Company or any of its Affiliates or the Personal Representative of the Optionee, and shall have been continuously such a bona fide Employee, Officer, Director or Consultant, as the case may be. An Optionee or the Personal Representative of the Optionee may exercise the vested portion or portions of an Option in whole or in part at any time or from time to time during the Exercise Period up to 5:00 p.m. local time in Vancouver, British Columbia on the Expiry Date by delivering to the Administrator an Exercise Notice, the applicable Option Certificate and a certified cheque or bank draft payable to “Excellence Health Group Inc.” in an amount equal to the aggregate Exercise Price of the Common Shares to be purchased pursuant to the exercise of the Option.

4.2 Issue of Share Certificates

As soon as practicable following the receipt of the Exercise Notice, the Administrator will, in his sole discretion, either cause to be delivered to the Optionee a certificate for the Common Shares purchased by the Optionee or cause to be delivered to the Optionee a copy of such certificate and the original of such certificate will be placed in the minute book of the Company. If the number of Common Shares in respect of which the Option was exercised is less than the number of Common Shares subject to the Option Certificate surrendered, the Administrator will forward a new Option Certificate to the Optionee concurrently with delivery of the share certificate for the balance of the Common Shares available under the Option.

4.3 Condition of Issue

The Options and the issue of Common Shares by the Company pursuant to the exercise of Options are subject to the terms and conditions of the Plan and compliance with the rules and policies of all applicable Regulatory Authorities with respect to the granting of such Options and the issuance and distribution of such Common Shares, and to all applicable securities laws and regulations. The Optionee agrees to comply with all such laws, regulations, rules and policies and agrees to furnish to the Company any information, reports or undertakings required to comply with, and to fully cooperate with, the Company in complying with such laws, regulations, rules and policies.

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4.4 Tax Withholding and Procedures

Notwithstanding anything else contained in this Plan, the Company may, from time to time, implement such procedures and conditions as it determines appropriate with respect to the withholding and remittance of taxes imposed under applicable law, or the funding of related amounts for which liability may arise under such applicable law. Without limiting the generality of the foregoing, an Optionee who wishes to exercise an Option must, in addition to following the procedures set out in this Article 4 and elsewhere in this Plan, and as a condition of exercise:

(a)	deliver a certified cheque, wire transfer or bank draft payable to the Company for the amount determined by the Company to be the appropriate amount on account of such taxes or related amounts; or

(b)	otherwise ensure, in a manner acceptable to the Company (if at all) in its sole and unfettered discretion, that the amount will be securely funded; or

(c)

direct a portion of the Common Shares acquired to be sold by a broker, the funds from such sale paid to the Company and the Company directed to remit the funds received to the Canada Revenue Agency and/or such other applicable provincial taxation authority in satisfaction of the applicable withholding requirements;

and must in all other respects follow any related procedures and conditions imposed by the Company.

ARTICLE 5

ADMINISTRATION

5.1 Administration

The Plan will be administered by the Administrator on the instructions of the Board. The Board may make, amend and repeal at any time and from time to time such policies not inconsistent with the Plan as it may deem necessary or advisable for the proper administration and operation of the Plan and such policies will form part of the Plan. The Board may delegate to the Administrator or any director, officer or employee of the Company such administrative duties and powers as it may see fit.

5.2 Interpretation

The interpretation by the Board of any of the provisions of the Plan and any determination by it pursuant thereto will be final and conclusive and will not be subject to any dispute by any Optionee. No member of the Board or any person acting pursuant to authority delegated by it hereunder will be liable for any action or determination in connection with the Plan made or taken in good faith and each member of the Board and each such person will be entitled to indemnification with respect to any such action or determination in the manner provided for by the Company.

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ARTICLE 6

AMENDMENT, TERMINATION AND NOTICE

6.1 Termination and Amendment of Plan

(a)

Power of the Board to Terminate or Amend Plan - Subject to the acceptance of any applicable Regulatory Authorities, the Board may terminate, suspend or amend the terms of the Plan; provided, however, that, except as provided in Section 4.1 hereof, the Board may not do any of the following without obtaining, within 12 months either before or after the Board’s adoption of a resolution authorizing such action, approval by the affirmative votes of the holders of a majority of the voting securities of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the applicable corporate laws, and, where required, by way of Disinterested Shareholder Approval:

(i)	increase the maximum number of Common Shares that may be reserved under the Plan for issuance pursuant the exercise of Options (other than pursuant to Section 3.10);

(ii)	place limitations under the Plan on the number of Options that may be granted to any one Person or any category of Persons;

(iii)	reduce the Exercise Price of Options (other than pursuant to Section 3.10);

(iv)	materially modify the requirements as to eligibility for participation in the Plan;

(v)	materially increase the benefits accruing to participants under the Plan;

(vi)	modify the method for determining the Exercise Price of the Options;

(vii)	modify the maximum term of the Options;

(viii)	modify the expiry and termination provisions applicable to Options;

(ix)	expand the types of awards which may be granted under the Plan;

(x)	extend the duration of the Plan; or

(xi)	modify the provisions of this Section 6.1

however, the Board may, without shareholder approval:

(i)

make any amendment of a typographical, grammatical, clerical or administrative nature or clarification correcting or rectifying any ambiguity, immaterial inconsistency, defective provision, mistake, or error or omission in this Plan or any Option;

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(ii)

make any addition to, deletion from or alteration of the provisions of this Plan or any Option that are necessary to comply with applicable law or the requirements of any regulatory or governmental agency or applicable stock exchange and to avoid unanticipated consequences deemed by the Board to be inconsistent with the purpose of this Plan; or

(iii)	make any amendments to clarify existing provisions of this Plan or any Option provided that such changes do not have the effect of altering the scope, nature and intent of this Plan or any Option.

(b)

No Grant During Suspension of Plan - No Option may be granted during any suspension, or after termination, of the Plan. Amendment, suspension or termination of the Plan shall not, without the consent of the Optionee, alter or impair any rights or obligations under any Option previously granted.

6.2 Approvals

The Plan and any amendments hereto are subject to all necessary approvals of the applicable Regulatory Authorities.

6.3 Term of Plan

Notwithstanding anything in the Plan to the contrary, no Option may be granted under the Plan following July 27, 2028 unless the shareholders of the Company shall have approved the extension of such date; provided that, in the event that the Plan terminates pursuant to this Section 6.3, such termination will not alter the terms or conditions of any Option or impair any right of any Optionee pursuant to any Option awarded prior to the date of such termination which will continue to be governed by the provisions of the Plan.

6.4 Termination

The Board may terminate the Plan at any time provided that such termination will not alter the terms or conditions of any Option or impair any right of any Optionee pursuant to any Option awarded prior to the date of such termination which will continue to be governed by the provisions of the Plan.

6.5 Agreement

The Company and every Option awarded hereunder will be bound by and subject to the terms and conditions of the Plan. By accepting an Option granted hereunder, the Optionee has expressly agreed with the Company to be bound by the terms and conditions of the Plan.

6.6 Notice

Any notice or other communication contemplated under the Plan to be given by the Company to an Optionee will be given by the Company delivering, faxing or e-mailing the notice to the Optionee at the last address for the Optionee in the Company’s records. Any such notice will be deemed to have been given on the date on which it was delivered or e-mailed, or in the case of fax, the next business day after transmission. An Optionee may, at any time, advise the Company of a change in the Optionee’s address or fax number.

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SCHEDULE A

FORM OF OPTION CERTIFICATE

Excellence Health Group Inc. (the “Company”) hereby grants the undersigned (the “Optionee”) stock options to purchase common shares of the Company (the “Options”) in accordance with the Company’s incentive stock option plan, as amended from time to time (the “Plan”), according to the following terms. This grant of Options is subject to (a) the Plan; (b) the regulations and provisions of the British Columbia Securities Commission, the Ontario Securities Commission and any other applicable provincial securities commission; and (c) the approval of the Canadian Securities Exchange or other stock exchange, as applicable.

Name of Optionee:

Address:

Telephone Number:

Email Address:

Position with the Company:

Number of Options:

Exercise Price:

Date of Grant:

Expiry Date:

or earlier pursuant to the Plan.

Vesting Schedule:	All of the Options shall vest immediately unless otherwise described in the table below.

Period	% of Shares Vested

EXCELLENCE HEALTH GROUP INC.

Per:

Authorized Signatory

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SCHEDULE B

FORM OF EXERCISE NOTICE

The undersigned hereby subscribes for _______ common shares of Excellence Health Group Inc. (the “Company”) at a price of $_______  per share for a total amount of $_______ pursuant to the provisions of the Option Certificate entered into between the undersigned by the Company dated _______________________.

Date

Signature

Name

Address (Line 1)

Address (Line 2)

Telephone Number

Email Address

Registration Instructions

Name of Registration

Address of Registration (Line 1)

Address of Registration (Line 2)

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